EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                      Six Months           Year Ended December 31,
                                                                    Ended June 30,   ------------------------------------
                                                                        1997            1996        1995        1994
                                                                    --------------   ----------  ----------  ------------
Primary
-------

Weighted average Premier common shares outstanding during
 the period                                                           7,910,903       7,971,439   7,906,511    7,000,025

Common shares issuable in connection with assumed
 exercise of options under the treasury stock method                    151,356         119,930      76,149       41,638
                                                                     ----------      ----------  ----------   ----------
Total                                                                 8,062,259       8,091,369   7,982,660    7,041,663
                                                                     ==========      ==========  ==========   ==========
Net income less preferred dividends                                  $4,088,000      $5,493,739  $4,547,944   $1,790,999
                                                                     ----------      ----------  ----------   ----------
Per share earnings                                                         0.51            0.68        0.57         0.25
                                                                     ==========      ==========  ==========   ==========